Provident Financial Services, Inc. Announces Increased Quarterly Earnings and Declares Quarterly Cash Dividend

JERSEY CITY, NJ, October 28, 2011 - Provident Financial Services, Inc. (NYSE:PFS) (the “Company”) reported net income of $15.6 million, or $0.27 per basic and diluted share for the quarter ended September 30, 2011, compared to net income of $13.5 million, or $0.24 per basic and diluted share for the quarter ended September 30, 2010.

For the nine months ended September 30, 2011, the Company reported net income of $42.5 million, or $0.75 per basic and diluted share, compared to net income of $37.6 million, or $0.66 per basic and diluted share for the same period last year.

The third quarter and year-to-date results for the period ended September 30, 2011 continued to benefit from lower funding costs, with net interest income increasing $1.4 million and $6.1 million, respectively, compared with the same periods in 2010.  The provision for loan losses decreased $1.1 million and $3.7 million for the three and nine months ended September 30, 2011, respectively, compared with the same periods in 2010.  These improvements were partially offset by increases in non-interest expense of $872,000 and $3.5 million for the three and nine month period ended September 30, 2011, respectively, compared with the same periods in 2010.

Christopher Martin, Chairman, President and Chief Executive Officer, commented:  “We are pleased with our third quarter and year-to-date results, as we were able to achieve these record earnings in an uncertain and challenging environment.  Our net interest income hit a historic high, while costs remained relatively contained.  In August, we closed on the Beacon Trust acquisition which added new wealth management clients and strong relationships with $1.3 billion in assets under management, and contributed to a related improvement in our non-interest income.

Organic growth in our loan portfolio and core deposits also helped drive our operating results.  Loan originations of $1.0 billion contributed to an increase in loans outstanding of 3.6% year to date, and the pipeline remains consistent as we garner new relationships from larger financial institutions.  Core deposits grew 8.2% for the year and represented 76.8% of total deposits at September 30, 2011.”

Martin noted: “Despite these successes, with consumer sentiment hitting its lowest level since 1980, an anemic job market and a protracted foreclosure process in New Jersey, we remain cautious in the near term.  As a result, we continued to commensurately provide for possible loan losses during the quarter.”

Declaration of Quarterly Dividend

The Company’s Board of Directors declared a quarterly cash dividend of $0.12 per common share payable on November 30, 2011, to stockholders of record as of the close of business on November 15, 2011.

Balance Sheet Summary

Total assets increased $172.3 million, or 2.5%, to $7.00 billion at September 30, 2011, from $6.82 billion at December 31, 2010, due primarily to increases in net loans and cash and cash equivalents, partially offset by a decline in securities available for sale.

Cash and cash equivalents increased $71.8 million to $124.0 million at September 30, 2011, from $52.2 million at December 31, 2010.  These cash balances are expected to be deployed to fund loan originations and investment purchases and repay maturing borrowings.

Total investments decreased $67.9 million, or 3.9%, during the nine months ended September 30, 2011.  The decrease was primarily due to principal repayments on mortgage-backed securities and maturities and calls of Agency and municipal securities.

The Company’s net loans increased $153.5 million, or 3.5%, to $4.49 billion at September 30, 2011, from $4.34 billion at December 31, 2010.  Loan originations totaled $1.0 billion and loan purchases totaled $69.0 million for the nine months ended September 30, 2011.  The loan portfolio had net increases of $109.8 million in multi-family mortgage loans, $58.6 million in commercial loans and $56.2 million in commercial mortgage loans, partially offset by net decreases of $38.4 million in residential mortgage loans, $15.9 million in consumer loans and $9.9 million in construction loans.  Commercial real estate, commercial and construction loans represented 58.3% of the loan portfolio at September 30, 2011, compared to 55.6% at December 31, 2010.

At September 30, 2011, the Company’s unfunded loan commitments totaled $793.7 million, including $299.9 million in commercial loan commitments, $114.6 million in commercial mortgage commitments and $84.4 million in construction loan commitments.  Unfunded loan commitments at June 30, 2011 were $804.1 million.

Foreclosed assets increased $4.0 million, to $6.9 million at September 30, 2011, from $2.9 million at December 31, 2010. Foreclosed assets consisted of $5.3 million of residential properties, $798,000 of commercial real estate and $794,000 of marine vessels at September 30, 2011.

Total deposits increased $196.6 million, or 4.0%, during the nine months ended September 30, 2011 to $5.07 billion.  Core deposits, consisting of savings and demand deposit accounts, increased $296.0 million, or 8.2%, to $3.90 billion at September 30, 2011.  The majority of the core deposit increase was in commercial checking deposits, retail checking deposits and money market deposits, partially offset by a decline in savings deposits.  Time deposits decreased $99.4 million, or 7.8%, to $1.18 billion at September 30, 2011, with the majority of the decrease occurring in the 15-month and shorter maturity categories.  The Company remains focused on cultivating core deposit relationships, while strategically permitting the run-off of certain higher-cost time deposits.  Core deposits represented 76.8% of total deposits at September 30, 2011, compared to 73.8% at December 31, 2010.

Borrowed funds were reduced $57.1 million, or 5.9% during the nine months ended September 30, 2011, to $912.6 million, as wholesale funding was replaced with core deposit growth.  Borrowed funds represented 13.0% of total assets at September 30, 2011, a reduction from 14.2% at December 31, 2010.

Stockholders’ equity increased $27.7 million, or 3.0% during the nine months ended September 30, 2011, to $949.4 million, primarily due to net income earned for the period, partially offset by dividends paid to stockholders and common stock repurchases.  Common stock repurchases for the nine months ended September 30, 2011 totaled 242,000 shares at an average cost of $11.89 per share.  At September 30, 2011, 2.0 million shares remained eligible for repurchase under the current authorization.  At September 30, 2011, book value per share and tangible book value per share were $15.81 and $9.79, respectively, compared with $15.38 and $9.47, respectively, at December 31, 2010.

Results of Operations

Net Interest Margin

The Company’s net interest margin for the quarter ended September 30, 2011 was 3.50%, a decrease of 3 basis points from 3.53% for the quarter ended June 30, 2011, and unchanged from the same period last year.  Reductions in funding costs attributable to continued growth in lower-costing core and non-interest bearing deposits, favorable liability re-pricing and deployment of excess liquidity largely offset the impact of reductions in earning asset yields.  The weighted average yield on interest-earning assets was 4.45% for the three months ended September 30, 2011, compared with 4.56% for the trailing quarter, and 4.74% for the three months ended September 30, 2010.  The weighted average cost of interest-bearing liabilities was 1.10% for the quarter ended September 30, 2011, compared with 1.19% for the trailing quarter and 1.42% for the third quarter of 2010.  The average cost of interest-bearing deposits for the three months ended September 30, 2011 was 0.81%, compared with 0.89% for the trailing quarter and 1.05% for the same period last year.  Average non-interest-bearing deposits totaled $605.8 million for the three months ended September 30, 2011, compared with $580.5 million for the trailing quarter and $529.6 million for the same period last year.  The average cost of borrowings for the three months ended September 30, 2011 was 2.50%, compared with 2.65% for the trailing quarter, and 3.15% for the same period last year.

For the nine months ended September 30, 2011, the net interest margin increased 6 basis points to 3.51%, compared with 3.45% for the nine months ended September 30, 2010.  The weighted average yield on interest-earning assets declined 25 basis points to 4.53% for the nine months ended September 30, 2011, compared with 4.78% for the nine months ended September 30, 2010, however the weighted average cost of interest-bearing liabilities declined 34 basis points to 1.18% for the nine months ended September 30, 2011, compared with 1.52% for the same period in 2010.  The average cost of interest-bearing deposits for the nine months ended September 30, 2011 was 0.87%, compared with 1.15% for the same period last year.  Average non-interest-bearing deposits totaled $580.8 million for the nine months ended September 30, 2011, compared with $518.9 million for the same period last year.  The average cost of borrowings for the nine months ended September 30, 2011 was 2.62%, compared with 3.26% for the same period last year.

Non-Interest Income

Non-interest income totaled $8.7 million for the quarter ended September 30, 2011, an increase of $847,000 compared to the same period in 2010.  Fee income for the quarter ended September 30, 2011 totaled $6.6 million, an increase of $614,000 compared to the same period in 2010, primarily due to increased revenue from annuity sales, and an increase in wealth management fees attributable to the August 11, 2011 acquisition of Beacon Trust Company and Beacon Global Asset Management (“Beacon”).  Additionally, net gains on securities transactions for the quarter ended September 30, 2011 totaled $658,000, an increase of $642,000 compared to the same period in 2010.  These increases were offset by a decrease in other income of $395,000 for the three month period ended September 30, 2011, compared to the same period last year, as lower loan sales activity resulted in a reduction in realized gains on sale.

For the nine months ended September 30, 2011, non-interest income totaled $23.9 million, an increase of $80,000, or 0.3%, compared to the same period in 2010.  Other income increased $460,000 for the nine months ended September 30, 2011, compared with the same period in 2010, primarily as a result of an increase in gains resulting from a larger number of loan sales.  Also, fee income totaled $18.1 million for the nine months ended September 30, 2011, an increase of $415,000 compared with the same period in 2010, largely due to increased revenue from annuity sales, along with an increase in wealth management fees related to the Beacon acquisition.  Partially offsetting these increases, income related to Bank-owned life insurance decreased $516,000 for the nine month period ended September 30, 2011, compared to the same period last year, due to the receipt of policy claim proceeds in the second quarter of 2010.  Additionally, net gains on securities transactions declined $147,000 for the nine months ended September 30, 2011, compared with the same period in 2010.  These net gains on securities transactions totaled $686,000 for the nine months ended September 30, 2011, compared with net gains of $833,000 for the same period in 2010.  The Company recognized net other-than-temporary impairment charges of $302,000 and $170,000 during the nine months ended September 30, 2011 and September 30, 2010, respectively, related to an investment in a non-Agency mortgage-backed security.

Non-Interest Expense

For the three months ended September 30, 2011, non-interest expense increased $872,000, or 2.6%, to $35.0 million, compared to $34.1 million for the three months ended September 30, 2010.  Compensation and benefits expense increased $1.5 million for the three months ended September 30, 2011, compared with the same period in 2010, as a result of higher salary expense due to annual merit increases and personnel added as a result of the Beacon acquisition, increased employee health and medical costs, and increased stock-based compensation expense resulting from shares granted in connection with the Company’s incentive compensation and employee stock ownership plans.  Net occupancy expense increased $402,000, to $5.3 million for the three months ended September 30, 2011, compared to $4.9 million for the same period in 2010, primarily due to expenses associated with the Company’s consolidation of three facilities into its new administrative offices in April of this year.  Pending the sale of two of those facilities, certain carrying costs, including taxes and utilities, will continue to be incurred.  Approximately $125,000 in damages attributable to Hurricane Irene were also included in occupancy expense for the third quarter of 2011.  In addition, data processing expense increased $207,000 for the three months ended September 30, 2011, compared to same period in 2010.  Partially offsetting these increases, FDIC insurance expense decreased $514,000, to $1.3 million for the three months ended September 30, 2011, compared with $1.8 million for the same period in 2010, due to the change in assessment methodology from deposit-based to one which is based upon assets.  Other operating expenses also decreased $337,000 for the quarter ended September 30, 2011, compared with the same period last year and advertising and promotions expense declined $214,000.  Amortization of intangibles decreased $134,000 for the three months ended September 30, 2011, compared with the same period in 2010, as a result of scheduled reductions in core deposit intangible amortization.

Non-interest expense for the nine months ended September 30, 2011 was $106.2 million.  Non-interest expense increased $3.5 million, or 3.4%, from $102.8 million for the nine months ended September 30, 2010.  Compensation and benefits expense increased $3.9 million, to $56.5 million for the nine months ended September 30, 2011 compared to $52.6 million for the nine month period ended September 30, 2010, due to higher salary expense related to annual merit increases and personnel added as a result of the Beacon acquisition, increased employee health and medical costs, and increased stock-based compensation expense resulting from shares granted in connection with the Company’s incentive compensation and employee stock ownership plans and the higher average share price of the Company’s common stock in 2011 compared with 2010.  In addition, net occupancy expense increased $869,000, to $15.8 million, compared to $14.9 million for the same period in 2010, due to expenses associated with the relocation of the Company’s administrative offices and carrying costs on previously occupied facilities owned by the Company, which are pending sale.  Approximately $125,000 in damages attributable to Hurricane Irene were also included in occupancy expense for the nine months ended September 30, 2011.  The Company also recognized an $807,000 impairment charge in the first quarter of 2011, related to the anticipated sale and relocation of its former loan center.  Data processing expense totaled $7.0 million for the nine months ended September 30, 2011, compared to $6.7 million for the same period in 2010.  The $295,000 increase is primarily due to higher software maintenance and core processing fees.  Partially offsetting these increases, FDIC insurance expense decreased $1.2 million to $4.5 million for the nine months ended September 30, 2011, compared with $5.7 million for the same period in 2010.  The decrease was primarily due to a lower assessment rate charged on deposits in the first quarter of 2011 and a change in assessment methodology from a deposit-based to an asset-based assessment, effective in the second quarter of 2011.  Additionally, amortization of intangibles decreased $652,000 for the nine months ended September 30, 2011, compared with the same period of 2010, as a result of scheduled reductions in core deposit intangible amortization.  Advertising and promotions expense decreased $318,000 for the nine months ended September 30, 2011, compared with the same period last year and other operating expenses decreased $241,000 for the nine months ended September 30, 2011, compared with the same period last year.

Asset Quality

Total non-performing loans at September 30, 2011 were $125.3 million, or 2.74% of total loans, compared with $121.3 million, or 2.72% of total loans at June 30, 2011, $97.3 million, or 2.21% of total loans at December 31, 2010, and $103.5 million, or 2.38% of total loans at September 30, 2010.  The $4.0 million increase in non-performing loans at September 30, 2011, compared with the trailing quarter, consisted of a $3.6 million increase in commercial mortgages, a $1.4 million increase in residential loans and a $1.1 million increase in consumer loans, partially offset by a $1.8 million decrease in commercial loans, a $204,000 decrease in multi-family mortgages, and a $131,000 decrease in construction loans.  At September 30, 2011, impaired loans totaled $105.1 million with related specific reserves of $6.6 million, compared with impaired loans totaling $82.3 million with related specific reserves of $3.0 million at June 30, 2011.  At September 30, 2011, the Company’s allowance for loan losses was 1.61% of total loans, compared with 1.62% of total loans at June 30, 2011, 1.56% of total loans at December 31, 2010 and 1.58% of total loans at September 30, 2010.

The Company recorded provisions for loan losses of $7.5 million and $22.9 million for the three and nine months ended September 30, 2011, respectively, compared with provisions of $8.6 million and $26.6 million for the three and nine months ended September 30, 2010, respectively.  For the three and nine months ended September 30, 2011, the Company had net charge-offs of $6.1 million and $18.0 million, respectively, compared with net charge-offs of $1.3 million and $18.6 million, respectively, for the same periods in 2010.  The allowance for loan losses increased $4.9 million to $73.7 million at September 30, 2011, from $68.7 million at December 31, 2010.  At September 30, 2011, the Company held $6.9 million of foreclosed assets, compared with $2.9 million at December 31, 2010.

Income Tax Expense

For the three months ended September 30, 2011, the Company’s income tax expense was $5.1 million, compared with $4.7 million for the same period in 2010.  For the nine months ended September 30, 2011, the Company’s income tax expense was $14.3 million, compared with $12.8 million for the same period in 2010.  The increase in income tax expense was primarily attributable to higher pre-tax income. The Company’s effective tax rates were 24.6% and 25.2%, respectively, for the three and nine months ended September 30, 2011, compared with 25.9% and 25.4% for the three and nine months ended September 30, 2010, respectively.  The effective tax rates for the 2011 periods were favorably affected by the reduction of a valuation allowance against subsidiary company New Jersey state net operating losses, partially offset by an increase in the projected effective rate attributable to an increase in estimated taxable income for the full year of 2011.

About the Company

Provident Financial Services, Inc. is the holding company for The Provident Bank, a community-oriented bank offering a full range of retail and commercial loan and deposit products.  The Bank currently operates 82 full service branches throughout northern and central New Jersey.

Post Earnings Conference Call

Representatives of the Company will hold a conference call for investors at 10:00 a.m. Eastern Time on Friday, October 28, 2011 regarding highlights of the Company’s third quarter 2011 financial results.  The call may be accessed by dialing 1-877-317-6789 (Domestic) or 1-412-317-6789 (International).  Internet access to the call is also available (listen only) at www.providentnj.com by going to Investor Relations and clicking on Webcast.

Forward Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Condition
September 30, 2011 (Unaudited) and December 31, 2010
(Dollars in Thousands)

Assets	September 30, 2011	December 31, 2010

Cash and due from banks	$122,666	$51,345
Short-term investments	1,350	884
Total cash and cash equivalents	124,016	52,229

Securities available for sale, at fair value	1,305,160	1,378,927
Investment securities held to maturity (fair value of $366,310 at
September 30, 2011 (unaudited) and $351,680 at December 31, 2010)	351,385	346,022
Federal Home Loan Bank of New York ("FHLB-NY") stock	38,827	38,283

Loans	4,568,220	4,409,813
Less allowance for loan losses	73,655	68,722
Net loans	4,494,565	4,341,091

Foreclosed assets, net	6,889	2,858
Banking premises and equipment held for sale	9,940	—
Banking premises and equipment, net	65,363	74,257
Accrued interest receivable	23,061	25,257
Intangible assets	361,524	354,220
Bank-owned life insurance	140,766	136,768
Other assets	75,863	74,616
Total assets	$6,997,359	$6,824,528

Liabilities and Stockholders' Equity

Deposits:
Demand deposits	$3,012,151	$2,706,204
Savings deposits	883,318	893,268
Certificates of deposit of $100,000 or more	399,988	412,155
Other time deposits	778,836	866,107
Total deposits	5,074,293	4,877,734

Mortgage escrow deposits	20,346	19,558
Borrowed funds	912,567	969,683
Other liabilities	40,756	35,866
Total liabilities	6,047,962	5,902,841

Stockholders' Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 83,209,293 shares
shares issued and 60,032,698 outstanding at September 30, 2011, and 59,921,065 outstanding at December 31, 2010	832	832
Additional paid-in capital	1,019,462	1,017,315
Retained earnings	353,787	332,472
Accumulated other comprehensive income	17,984	14,754
Treasury stock	(386,163)	(385,094)
Unallocated common stock held by the Employee Stock Ownership Plan "ESOP")	(56,505)	(58,592)
Common Stock acquired by the Directors' Deferred Fee Plan ("DDFP")	(7,413)	(7,482)
Deferred Compensation - DDFP	7,413	7,482
Total stockholders' equity	949,397	921,687
Total liabilities and stockholders' equity	$6,997,359	$6,824,528

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Income
Three and Nine months ended September 30, 2011 and 2010 (Unaudited)
(Dollars in Thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Interest income:
Real estate secured loans	$39,466	$40,426	$119,425	$120,360
Commercial loans	11,010	10,457	31,867	30,964
Consumer loans	6,436	7,085	19,445	21,487
Securities available for sale and FHLB-NY stock	9,174	10,683	28,468	33,649
Investment securities	3,045	3,166	9,169	9,633
Deposits, Federal funds sold and other short-term investments	26	80	81	222
Total interest income	69,157	71,897	208,455	216,315

Interest expense:
Deposits	8,984	11,571	28,439	37,341
Borrowed funds	5,717	7,291	17,937	23,030
Total interest expense	14,701	18,862	46,376	60,371
Net interest income	54,456	53,035	162,079	155,944

Provision for loan losses	7,500	8,600	22,900	26,600
Net interest income after provision for loan losses	46,956	44,435	139,179	129,344

Non-interest income:
Fees	6,631	6,017	18,052	17,637
Other-than-temporary impairment losses on securities	—	—	(1,661)	(3,116)
Portion of loss recognized in OCI (before taxes)	—	—	1,359	2,946
Net impairment losses recognized in earnings	—	—	(302)	(170)

Bank owned life insurance	1,274	1,288	3,998	4,514
Net gain on securities transactions	658	16	686	833
Other income	87	482	1,431	971
Total non-interest income	8,650	7,803	23,865	23,785

Non-interest expense:
Compensation and employee benefits	19,226	17,764	56,476	52,589
Net occupancy expense	5,286	4,884	15,811	14,942
Data processing expense	2,381	2,174	6,994	6,699
FDIC Insurance	1,319	1,833	4,483	5,667
Amortization of intangibles	708	842	2,314	2,966
Impairment of premises and equipment	—	—	807	—
Advertising and promotion expense	823	1,037	2,605	2,923
Other operating expenses	5,210	5,547	16,747	16,988
Total non-interest expenses	34,953	34,081	106,237	102,774

Income before income tax expense	20,653	18,157	56,807	50,355
Income tax expense	5,087	4,694	14,333	12,765
Net income	$15,566	$13,463	$42,474	$37,590

Basic earnings per share	$0.27	$0.24	$0.75	$0.66
Average basic shares outstanding	56,926,131	56,610,647	56,847,975	56,533,545

Diluted earnings per share	$0.27	$0.24	$$0.75	$0.66
Average diluted shares outstanding	56,941,715	56,610,647	56,860,371	56,533,545

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Financial Highlights
(Dollars in Thousands, except share data)(unaudited)

	At or for the		At or for the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
STATEMENTS OF INCOME:
Net interest income	$54,456	$53,035	$162,079	$155,944
Provision for loan losses	7,500	8,600	22,900	26,600
Non-interest income	8,650	7,803	23,865	23,785
Non-interest expense	34,953	34,081	106,237	102,774
Income before income tax expense	20,653	18,157	56,807	50,355
Net income	$15,566	$13,463	$42,474	$37,590
Basic and diluted earnings per share	$0.27	$0.24	$0.75	$0.66
Interest rate spread	3.35%	3.32%	3.35%	3.26%
Net interest margin	3.50%	3.50%	3.51%	3.45%

PROFITABILITY:
Annualized return on average assets	0.90%	0.79%	0.83%	0.74%
Annualized return on average equity	6.52%	5.81%	6.06%	5.55%
Annualized non-interest expense to average assets	2.01%	2.00%	2.08%	2.03%
Efficiency ratio (1)	55.39%	56.02%	57.13%	57.18%

ASSET QUALITY:
Non-accrual loans			$125,333	$103,510
90+ and still accruing			—	—
Non-performing loans			125,333	103,510
Foreclosed assets			6,889	5,682
Non-performing assets			132,222	109,192
Non-performing loans to total loans			2.74%	2.38%
Non-performing assets to total assets			1.89%	1.61%
Allowance for loan losses			$73,655	$68,764
Allowance for loan losses to total non-performing loans			58.77%	66.43%
Allowance for loan losses to total loans			1.61%	1.58%

AVERAGE BALANCE SHEET DATA:
Assets	$6,896,530	$6,768,690	$6,842,934	$6,769,162
Loans, net	4,414,332	4,252,198	4,387,655	4,266,402
Earnings assets	6,151,259	6,044,710	6,114,182	6,040,489
Core deposits	3,789,544	3,520,564	3,705,231	3,468,413
Borrowings	907,055	917,076	916,777	943,390
Interest-bearing liabilities	5,289,910	5,271,933	5,275,243	5,299,019
Stockholders' equity	947,394	919,077	937,002	905,150
Average yield on interest-earning assets	4.45%	4.74%	4.53%	4.78%
Average cost on interest-bearing liabilities	1.10%	1.42%	1.18%	1.52%

LOAN DATA:
Mortgage loans:
Residential			$1,347,973	$1,413,877
Commercial			1,236,370	1,174,222
Multi-family			497,025	305,861
Construction			115,251	133,988
Total mortgage loans			3,196,619	3,027,948
Commercial loans			814,112	741,367
Consumer loans			553,670	568,533
Total gross loans			$4,564,401	$4,337,848
Premium on purchased loans			6,320	7,163
Unearned discounts			(107)	(126)
Net deferred			(2,394)	(228)
Total loans			$4,568,220	$4,344,657

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Quarterly Average Balances
(Unaudited) (Dollars in Thousands)

	September 30, 2011				June 30, 2011
	Average			Average	Average			Average
	Balance		Interest	Yield	Balance		Interest	Yield
Interest-Earning Assets:
Deposits	$42,620		$26	0.25%	$73,158		$46	0.25%
Federal funds sold and
other short-term investments	1,243		—	0.01%	1,822		—	0.01%
Investment securities (1)	348,802		3,045	3.47%	342,397		3,031	3.54%
Securities available for sale	1,305,115		8,739	2.67%	1,256,565		9,390	2.99%
Federal Home Loan Bank stock	39,147		435	4.41%	38,796		410	4.24%
Net loans (2)
Total mortgage loans	3,088,464		39,466	5.06%	3,069,062		39,669	5.14%
Total commercial loans	773,807		11,010	5.60%	770,523		10,775	5.57%
Total consumer loans	552,061		6,436	4.63%	554,861		6,490	4.69%
Total net loans	4,414,332		56,912	5.10%	4,394,446		56,934	5.16%
Total Interest-Earning Assets	$6,151,259		$69,157	4.45%	$6,107,184		$69,811	4.56%

Non-Interest Earning Assets:
Cash and due from banks	85,021				70,737
Other assets	660,250				654,156
Total Assets	$6,896,530				$6,832,077

Interest-Bearing Liabilities:
Demand deposits	$2,277,126		$3,788	0.66%	$2,212,531		$4,041	0.73%
Savings deposits	906,601		687	0.30%	911,340		870	0.38%
Time deposits	1,199,128		4,509	1.49%	1,233,622		4,714	1.53%
Total Deposits	4,382,855		8,984	0.81%	4,357,493		9,625	0.89%

Borrowed funds	907,055		5,717	2.50%	909,916		6,010	2.65%
Total Interest-Bearing Liabilities	$5,289,910		$14,701	1.10%	$5,267,409		$15,635	1.19%

Non-Interest Bearing Liabilities	659,226				629,547
Total Liabilities	5,949,136				5,896,956
Stockholders' equity	947,394				935,121
Total Liabilities and Stockholders' Equity	6,896,530				$6,832,077

Net interest income			$54,456				$54,176

Net interest rate spread				3.35%				3.37%
Net interest-earning assets	$861,349				$839,775

Net interest margin (3)				3.50%				3.53%
Ratio of interest-earning assets to
total interest-bearing liabilities	1.16	x			1.16	x

(1) Average outstanding balance amounts shown are amortized cost.
(2) Average outstanding balances are net of the allowance for loan losses, deferred loan fees and expenses, loan premiums and discounts and include non-accrual loans.
(3) Annualized net interest income divided by average interest-earning assets.

The following table summarizes the quarterly net interest margin for the previous five quarters.

	9/30/11	6/30/11	3/31/11	12/31/10	9/30/10
	3rd Qtr.	2nd Qtr.	1st Qtr.	4th Qtr.	3rd Qtr.
Interest-Earning Assets:
Securities	2.81%	3.01%	2.91%	2.80%	3.11%
Net Loans	5.10%	5.16%	5.24%	5.30%	5.42%
Total Interest-Earning Assets	4.45%	4.56%	4.58%	4.56%	4.74%

Interest-Bearing Liabilities:
Total Deposits	0.81%	0.89%	0.92%	0.94%	1.05%
Total Borrowings	2.50%	2.65%	2.70%	2.92%	3.15%
Total Interest-Bearing Liabilities	1.10%	1.19%	1.23%	1.29%	1.42%

Interest Rate Spread	3.35%	3.37%	3.35%	3.27%	3.32%
Net Interest Margin	3.50%	3.53%	3.51%	3.44%	3.50%

Ratio of Interest-Earning Assets to Interest-Bearing Liabilities	1.16x	1.15x	1.15x	1.15x	1.15x

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Average Year to Date Balances
(Unaudited) (Dollars in Thousands)

	September 30, 2011				September 30, 2010
	Average			Average	Average			Average
	Balance		Interest	Yield	Balance		Interest	Yield
Interest-Earning Assets:
Deposits	$43,573		$81	0.25%	$118,380		$222	0.25%
Federal funds sold and
other short-term investments	1,468		0	0.01%	2,384		—	0.01%
Investment securities (1)	344,651		9,169	3.55%	333,367		9,633	3.85%
Securities available for sale	1,298,521		27,098	2.78%	1,285,272		32,405	3.36%
Federal Home Loan Bank stock	38,314		1,370	4.78%	34,684		1,244	4.80%
Net loans (2)
Total mortgage loans	3,078,068		119,425	5.15%	2,978,981		120,360	5.39%
Total commercial loans	753,854		31,867	5.61%	716,370		30,964	5.78%
Total consumer loans	555,733		19,445	4.68%	571,051		21,487	5.03%
Total net loans	4,387,655		170,737	5.17%	4,266,402		172,811	5.41%
Total Interest-Earning Assets	$6,114,182		$208,455	4.53%	$6,040,489		$216,315	4.78%

Non-Interest Earning Assets:
Cash and due from banks	73,775				78,556
Other assets	654,977				650,117
Total Assets	$6,842,934				$6,769,162

Interest-Bearing Liabilities:
Demand deposits	$2,219,689		$11,827	0.71%	$2,063,915		$14,172	0.92%
Savings deposits	904,731		2,423	0.36%	885,575		3,172	0.48%
Time deposits	1,234,046		14,189	1.54%	1,406,139		19,997	1.90%
Total Deposits	4,358,466		28,439	0.87%	4,355,629		37,341	1.15%

Borrowed funds	916,777		17,937	2.62%	943,390		23,030	3.26%
Total Interest-Bearing Liabilities	$5,275,243		$46,376	1.18%	$5,299,019		$60,371	1.52%

Non-Interest Bearing Liabilities	630,689				564,993
Total Liabilities	5,905,932				5,864,012
Stockholders' equity	937,002				905,150
Total Liabilities and Stockholders' Equity	6,842,934				$6,769,162

Net interest income			$162,079				$155,944

Net interest rate spread				3.35%				3.26%
Net interest-earning assets	$838,939				$741,470

Net interest margin (3)				3.51%				3.45%
Ratio of interest-earning assets to
total interest-bearing liabilities	1.16	x			1.14	x

(1) Average outstanding balance amounts shown are amortized cost.
(2) Average outstanding balances are net of the allowance for loan losses, deferred loan fees and expenses, loan premiums and discounts and include non-accrual loans
(3) Annualized net interest income divided by average interest-earning assets

The following table summarizes the year-to-date net interest margin for the previous three years.

	Nine Months Ended
	9/30/11	9/30/10	9/30/09
Interest-Earning Assets:
Securities	2.91%	3.27%	3.76%
Net Loans	5.17%	5.41%	5.44%
Total Interest-Earning Assets	4.53%	4.78%	5.00%

Interest-Bearing Liabilities:
Total Deposits	0.87%	1.15%	1.90%
Total Borrowings	2.62%	3.26%	3.52%
Total Interest-Bearing Liabilities	1.18%	1.52%	2.24%

Interest Rate Spread	3.35%	3.26%	2.76%
Net Interest Margin	3.51%	3.45%	3.02%

Ratio of Interest-Earning Assets to Interest-Bearing Liabilities	1.16x	1.14x	1.13x